UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Motz, Stephan
   P. O. Box 696000
   San Antonio, TX  78269-6000
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   April 3, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Ultramar Diamond Shamrock Corporation (UDS)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Marketing (Southwest)
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |7,281(b)              |D               |                                               |
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Common Stock                               |142.41                |I               |(d)                                            |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Options (|7/21/95  |7/21/02  |Common Stock           |3,000    |$16.8750  |D            |                           |
Right to Buy)(g)        |         |         |                       |         |          |             |                           |
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Employee Stock Options (|7/21/96  |7/21/03  |Common Stock           |7,000    |$22.00    |D            |                           |
Right to Buy)(g)        |         |         |                       |         |          |             |                           |
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Employee Stock Options (|12/3/96  |7/27/04  |Common Stock           |5,000    |$25.75    |D            |                           |
Right to Buy)(g)        |         |         |                       |         |          |             |                           |
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Employee Stock Options (|12/3/96  |1/26/05  |Common Stock           |6,000    |$24.25    |D            |                           |
Right to Buy)(g)        |         |         |                       |         |          |             |                           |
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Employee Stock Options (|12/3/96  |2/01/06  |Common Stock           |3,000    |$28.25    |D            |                           |
Right to Buy)(g)        |         |         |                       |         |          |             |                           |
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Employee Stock Options (|(aa)     |12/19/01 |Common Stock           |15,000   |$30.125   |D            |                           |
Right to Buy)(g)        |         |         |                       |         |          |             |                           |
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Employee Stock Options (|12/19/99 |12/19/04 |Common Stock           |6,000    |$30.125   |D            |                           |
Right to Buy)(g)        |         |         |                       |         |          |             |                           |
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Employee Stock Options (|(bb)     |12/01/08 |Common Stock           |7,500    |$26.0625  |D            |                           |
Right to Buy)(g)        |         |         |                       |         |          |             |                           |
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Employee Stock Options (|(cc)     |12/07/10 |Common Stock           |6,900    |$23.3125  |D            |                           |
Right to Buy)(g)        |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(b) 1,800 of such shares were issued pursuant to Long Term Incentive Plans in transactions exempt under Rule
16b-3 and remain subject to forfeiture as of  April 13,
2000.
(d) Shares held in the Company's 401(k)
Plan.
(g) Employee stock options granted under Company's Long Term Incentive Plans in transactions exempt under
Rule
16b-3.
(aa) Options granted to reporting person under Long Term Incentive Plan in transactions exempt under Rule 16b-3.
The options automatically vest four and one-half years from grant date. The options will vest 50% if Ultramar
Diamond Shamrock Corporation common stock has a value of $36.00 or more on the New York Stock Exchange for 30 consecutive trading days. The options will vest 100% if Ultramar Diamond Shamrock Corporation common stock has a value of $45.00 or more on the New York Stock Exchange for 30 consecutive trading days.
(bb) Options granted to reporting person under Long Term Incentive Plan in transactions exempt under Rule 16b-3.
The options become exercisable in 30%, 30% and 40% increments on December 1, 1999, December 1, 2000 and
December 1, 2001,
respectively.
(cc) Options granted to reporting person under Long Term Incentive Plan in transactions exempt under Rule 16b-3.
The options becomes exercisable in 30%, 30% and 40% increments on February 7, 2001, February 7, 2002 and
February 7, 2003,
respectively.
SIGNATURE OF REPORTING PERSON
/s/ STEPHAN MOTZ (by Power of Attorney)
DATE
April 13, 2000